UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/11/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On May 14, 2007, Registrant announced that on May 11, 2007, it entered into a binding letter of intent ("LOI") with Automotive Solar Systems GmbH ("A Solar") and Mr. Reinhard Wecker ("A Solar Shareholder"). The LOI provides that, subject to Registrant's satisfactory completion of its due diligence investigation and the parties' execution of a definitive purchase agreement, Registrant will purchase from A Solar and/or A Solar Shareholder a 24.9% ownership interest of A Solar for 300,000 Euro.

The proposed transaction is to occur within 60 days following execution of the LOI. Registrant has a period of 14 business days from the date of the LOI to conduct its due diligence review, and the right to terminate the LOI if not satisfied with the results of its review.

The LOI also provides that (1) the Registrant shall have the right to increase its ownership interest in A Solar to 32.66% within 2 years of the closing for a purchase price of 100,000 Euro, (2) Registrant agrees to provide 1,200,000 Euro of future investment over the course of two years from closing to be used by A Solar solely for expanding its plant capacity to 30 MW, conditioned upon A Solar obtaining additional equity investment acceptable to Registrant, and (3) Registrant will provide a bank guarantee not to exceed 1,000,000 Euro with respect to a bank loan to be used by A Solar for working capital purposes. In addition, the LOI provides that A Solar will facilitate Registrant's solar initiative in the United States by assisting with the installation of a production facility of approximately 30 MW peak annual capacity.

A copy of the binding letter of intent is attached hereto as Exhibit 10.1, and a copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 Binding Letter of Intent, dated May 11, 2007, by and among QTWW, Automotive Solar Systems GmbH and Reinhard Wecker

Exhibit 99.1 Press Release dated May 14, 2007

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: May 16, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Binding Letter of Intent, dated May 11, 2007, by and among Quantum Fuel Systems Technologies Worldwide, Inc., Automotive Solar Systems GmbH and Reinhard Wecker
EX-99.1	Press Release dated May 14, 2007